As filed with the Securities and Exchange Commission on March 19, 2004

Registration No. 333-112957

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

WIRELESS FACILITIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-3818604
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

4810 Eastgate Mall

San Diego, CA 92121

(858) 228-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Eric DeMarco

President and Chief Operating Officer

4810 Eastgate Mall

San Diego, CA 92121

(858) 228-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service of process)

With a copy to:

Scott M. Stanton, Esq.

Laura G. Sand, Esq.

Gray Cary Ware & Freidenrich LLP

4365 Executive Drive, Suite 1100

San Diego, CA 92121-2133

Approximate date of commencement of the proposed sale to the public:

From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box.    ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the SEC, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the securities and exchange commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)

dated March 19, 2004

$200,000,000

Common Stock

This prospectus relates to up to an aggregate of $200,000,000 of shares of our common stock, par value $.001 per share, that we may offer and issue from time to time in connection with acquisitions by us or our subsidiaries of the assets or securities of other businesses. We also may issue the shares upon the exercise of options, warrants, convertible securities or other similar securities assumed or issued by us from time to time in connection with such acquisitions.

We anticipate that the terms of acquisitions in connection with which the shares are issued will be determined through direct negotiations with the owners or controlling persons of the businesses being acquired. We also anticipate that the shares issued in connection with such acquisitions will be valued, for purposes of determining the numbers of the shares to be issued, at prices related to the market price of our common stock as of one or more times during the period between the time the terms of an acquisition are agreed upon and the time the shares are issued. We will not pay any discounts or commissions in connection with our issuance of the shares, although we may pay finders’ fees from time to time in connection with certain acquisitions. Any person receiving finders’ fees may be deemed an “underwriter” within the meaning of the Securities Act of 1933, as amended.

Our common stock is traded on the Nasdaq National Market under the symbol “WFII.” On March 17, 2004, the last reported sale price of our common stock on the Nasdaq National Market was $11.51 per share.

Investing in our securities involves risks. You should carefully consider the “ Risk Factors” beginning on page 2 of this prospectus before you make an investment in our securities.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                         , 2004.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but are not always, made through the use of words or phrases such as “anticipates,” “estimates,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus, and in particular to the factors discussed under the section entitled “Risk Factors” in this prospectus. Among the key factors that could cause actual results to differ materially from the forward-looking statements are:

•	changes in the rate of growth and deployment of wireless networks;

•	change in economic conditions of the various markets we serve;

•	the loss of key customers or delays in project timing for our customers;

•	the risks associated with acquiring and integrating businesses that we may acquire;

•	our ability to successfully expand our government services division; and

•	our ability to win federal government contracts and to achieve the anticipated synergies between our divisions.

Because the factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements we make, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below, as well as the other information included or incorporated by reference in this prospectus, before making an investment decision. Additional risks may be included in the applicable prospectus supplement. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The market or trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. In addition, please read “Special Note About Forward-Looking Statements” in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations.

Our success is dependent on growth in the deployment of wireless networks, and to the extent that such growth slows, our business may be harmed.

The wireless telecommunications industry has historically experienced a dramatic rate of growth both in the United States and internationally. In recent years, however, many telecommunications carriers have re-evaluated their network deployment plans in response to downturns in the capital markets, changing perceptions regarding industry growth, the adoption of new wireless technologies, increasing pricing competition for subscribers and a general economic slowdown in the United States and internationally. That trend has only recently begun to change as several large carriers in the U.S. and Latin America have started to once again focus on network expansion. If the rate of growth slows or carriers reduce their capital investments in wireless infrastructure or fail to expand into new geographic areas, our business may be significantly harmed.

The uncertainty associated with rapidly changing telecommunications technologies may also negatively impact the rate of deployment of wireless networks and the demand for our services. Telecommunications service providers face significant challenges in assessing consumer demand and in acceptance of rapidly changing enhanced telecommunications capabilities. If telecommunications service providers perceive that the rate of acceptance of next generation telecommunications products will grow more slowly than previously expected, they may, as a result, slow their development of next generation technologies. Moreover, increasing price competition for subscribers could adversely affect the profitability of carriers and limit their resources for network deployment. Any significant sustained slowdown will further reduce the demand for our services and adversely affect our financial results.

The high amount of capital required to obtain radio frequencies licenses could slow the growth of the wireless communications industry and adversely affect our business.

Our growth is dependent upon the increased use of wireless communications services. In order to provide wireless communications services, carriers must obtain rights to use specific radio frequencies. The allocation of frequencies is regulated in the United States and other countries throughout the world and limited spectrum space is allocated to wireless communications services. Industry growth may be affected by the amount of capital required to obtain licenses to use new frequencies. Typically, governments sell these licenses at auctions. Over the last several years, the amount paid for these licenses has increased significantly. In addition, litigation and disputes involving companies bidding to acquire spectrum has delayed the expansion of wireless networks in the United States, and it is possible that this delay could continue for a significant amount of time. The significant cost of licenses and delays associated with disputes over license auctions may slow the growth of the industry if service providers are unable to obtain the additional capital necessary to implement the necessary infrastructure. Our business could be adversely affected if this occurs.

If wireless carriers, network equipment vendors and enterprises do not outsource their wireless telecommunications services, our business will suffer.

Our success depends upon the continued trend by wireless carriers and network equipment vendors to outsource their network design, deployment and management needs. If this trend does not continue and wireless carriers and network equipment vendors elect to perform more network deployment services themselves, our operating results and revenues may decline.

If enterprise customers do not invest in security systems and other new in-building technologies such as wireless local area networks, our business will suffer.

In 2003, we launched significant enterprise-based WLAN (Wireless Local Area Networks) and security systems initiatives. We intend to devote significant resources to developing these initiatives, but we cannot predict that we will achieve widespread market acceptance amongst the enterprises. It is possible that some enterprises will determine that their current capital constraints and other factors outweigh their need for WLANs and security systems at this time. As a result, we may incur a significant delay in the adoption of WLAN and security systems by enterprises which would harm our business.

Our failure to obtain new government contracts, the cancellation of government contracts, or a reduction in federal budget appropriations involving our services could materially adversely affect our revenues.

We anticipate that a material portion of our future revenues will come from our Government Network Services division. Our revenues and cash flows from our Government Network Services division may decline if a significant number of our government contracts are delayed or cancelled due to cutbacks in defense, homeland security or other federal agency budgets or for other reasons. In addition, our failure to successfully compete for and retain such government contracts could have an adverse effect on our revenues and cash flows. We cannot guarantee that we, or if we are a subcontractor that the prime contractor, will win any particular bid, or that we will be able to replace business lost upon expiration or completion of a contract.

We anticipate that our Government Network Services division will also be sensitive to changes in national and international defense and budget priorities. Demand for our services may decline if conflicts in the Middle East and other high risk areas subside, or if U.S. defense budget appropriations are reduced.

We are subject to extensive government regulation, and our failure or inability to comply with these regulations could subject us to penalties and result in a loss of our government contracts, which could adversely affect our revenues.

We must comply with and are affected by various government regulations that impact our operating costs, profit margins and our internal organization and operation of our business. We are also subject to routine audits to assure our compliance with these requirements. Our failure to comply with these regulations, rules and approvals could result in the impositions of penalties and the loss of our government contracts and disqualification as a U.S. government contractor, which could adversely affect our revenues.

We derive a significant portion of our revenues from a limited number of customers.

We have derived, and believe that we will continue to derive, a significant portion of our revenues from a limited number of customers. To the extent that any significant client uses less of our services or terminates its relationship with us, our revenues could decline significantly. As a result, the loss of any significant client could seriously harm our business. For the year ended December 31, 2003, we had one customer which comprised 24% of our revenues and our five largest customers accounted for approximately 53% of our total revenues. None of our customers are obligated to purchase additional services from us. As a result, the volume of work that we perform for a specific client is likely to vary from period to period, and a significant client in one period may not use our services in a subsequent period.

Recent business acquisitions and potential future business acquisitions could be difficult to integrate, disrupt our business, dilute stockholder value and adversely affect our operating results.

We completed our acquisition of HTS in January 2004. In addition, since February 2003, we have acquired three other businesses. Our integration of these acquisitions will require significant management time and financial resources because we will need to integrate dispersed operations with distinct corporate cultures. We also intend to continue to expand our operations through business acquisitions over time. Once this registration statement is declared effective by the SEC, it will enable us to issue up to $200 million shares or our common stock in one or more acquisition transactions.

Our failure to properly integrate businesses we acquire and to manage future acquisitions successfully could seriously harm our operating results. Also, acquisition costs could cause our quarterly operating results to vary significantly. To the extent we acquire an international operation, we will face additional risks, including:

•	difficulties in staffing, managing and integrating international operations due to language, cultural or other differences;

•	different or conflicting regulatory or legal requirements;

•	foreign currency fluctuations; and

•	diversion of significant time and attention of our management.

The consolidation of equipment vendors or carriers could adversely impact our business.

Recently, the wireless telecommunications industry has been characterized by significant consolidation activity. In particular, Cingular has recently announced plans to acquire AT&T Wireless, both of whom are significant customers of ours. This consolidation and the potential continuing trend towards future consolidation within the wireless telecommunication industry may lead to a greater ability among equipment vendors and carriers to provide a comprehensive range of network services, and may simplify integration and installation, which could lead to a reduction in demand for our services. Moreover, the consolidation of equipment vendors or carriers could reduce the number of our current or potential customers and increase the bargaining power of our remaining customers which may adversely impact our business.

If our customers do not receive sufficient financing or fail to pay us for services performed, our business may be harmed.

Some of our customers rely upon outside financing to pay the costs of deploying their networks. These customers may fail to obtain adequate financing or experience delays in receiving financing and they may choose the services of our competitors if our competitors are willing and able to provide project financing. Unfavorable economic conditions have caused and may in the future cause those customers that have adequate financing to delay deploying or upgrading their networks as they prioritize or ration their capital resources.

In addition, we have historically taken significant write-offs of our accounts receivable. In some instances we may not receive payment for services we have already performed. If our customers do not receive adequate financing or if we are required to write-off significant amounts of our accounts receivables, then our net income will decline, and our business will be harmed.

If we fail to successfully compete, our business may suffer.

Each of the vertical markets that we compete in is highly competitive. If we fail to compete successfully against current or future competitors, our business, financial condition and operating results may be harmed. We expect competition to continue and intensify in the future. We cannot be certain that we will be able to compete successfully with existing or new competitors.

Many of our current competitors have significantly greater financial, technical and marketing resources, generate greater revenues and have greater name recognition and experience than we do. This may place us at a disadvantage in responding to our competitors’ pricing strategies, technological advances, advertising campaigns, strategic partnerships and other initiatives. In addition, many of our competitors have well-established relationships with our potential clients and have extensive knowledge of the industries that we compete in. As a result, our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, and they may be able to devote more resources to the development, promotion and sale of their services that we can.

Our quarterly results fluctuate and may cause our stock price to decline.

Our quarterly operating results have fluctuated in the past and will likely fluctuate in the future. As a result, we believe that period to period comparisons of our results of operations are not a good indication of our future performance. A number of factors, many of which are outside of our control, are likely to cause these fluctuations. Some of these factors include:

•	telecommunications market conditions and economic conditions generally;

•	the timing and size of network deployments by our carrier customers and the timing and size of orders for network equipment built by our vendor customers;

•	fluctuations in demand for our services;

•	changes in our effective tax rate;

•	the length of sales cycles;

•	reductions in the prices of services offered by our competitors;

•	our success in bidding on and winning new business;

•	changes in the actual and estimated costs and time to complete fixed-price, time-certain projects that may result in revenue adjustments for contracts where revenue is recognized under the percentage of completion method;

•	the timing of expansion into new markets, both domestically and internationally;

•	our allowance for doubtful accounts;

•	our sales, marketing, and administrative cost structure; and

•	the costs of integrating technologies or businesses that we add.

Because our operating results may vary significantly from quarter to quarter, our operating results may not meet the expectations of securities analysts and investors, and our common stock could decline significantly which may expose us to risks of securities litigation, impair our ability to attract and retain qualified individuals using equity incentives and make it more difficult to complete acquisitions using equity as consideration.

Our business is dependent upon our ability to keep pace with the latest technological changes.

The market for our services is characterized by rapid change and technological improvements. Failure to respond in a timely and cost-effective way to these technological developments will result in serious harm to our business and operating results. We have derived, and we expect to continue to derive, a substantial portion of our revenues from creating wireless networks that are based upon today’s leading technologies and that are capable of adapting to future technologies. As a result, our success will depend, in part, on our ability to develop and market service offerings that respond in a timely manner to the technological advances of our customers, evolving industry standards and changing client preferences.

Failure to properly manage projects may result in costs or claims.

Our wireless network engagements often involve large scale, highly complex projects. The quality of our performance on such projects depends in large part upon our ability to manage the relationship with our customers, and to effectively manage the project and deploy appropriate resources, including third-party contractors, and our own personnel, in a timely manner. Any defects or errors or failure to meet clients’ expectations could result in claims for substantial damages against us. Our contracts generally limit our liability for damages that arise from negligent acts, error, mistakes or omissions in rendering services to our clients. However, we cannot be sure that these contractual provisions will protect us from liability for damages in the event we are sued. In addition, in certain instances, we guarantee customers that we will complete a project by a scheduled date or that the network will achieve certain performance standards. If the project or network experiences a performance problem, we may not be able to recover the additional costs we will incur, which could exceed revenues realized from a project. Finally, if we miscalculate the resources or time we need to complete a project with capped or fixed fees, our operating results could be seriously harmed.

Our failure to attract and retain key managerial, technical, selling and marketing personnel could adversely affect our business.

Our success depends upon our attracting and retaining key members of our management team. We recently announced that Masood Tayebi, our Chief Executive Officer since inception, will be transitioning to the role of Executive Chairman, and Eric DeMarco, our current President and Chief Operating Officer, will assume the role of CEO on April 1, 2004. In addition, we are currently engaged in a search for a Chief Financial Officer and General Counsel. We cannot assure you that these management transitions will not result in some disruption of our business. The loss of any of our key members might delay or prevent the achievement of our development and strategic objectives. Our future performance will be substantially dependent on our ability to attract, retain and motivate key members of our management team.

We must also continue to hire and retain additional highly skilled engineering, managerial, business development and sales personnel. In an effort to manage our costs, it is our policy to hire employees on a project-by-project basis. Upon completion of an assigned project, the employees are no longer employed by us until we elect to hire them for the next project. Competition for such highly skilled personnel in our industry is intense, especially for engineers and project managers, and we can not be certain that we will be able to hire or re-hire sufficiently qualified personnel in adequate numbers to meet the demand for our services. We also believe that our success depends to a significant extent on the ability of our key personnel to operate effectively, both individually and as a group. If we are unable to identify, hire and integrate new employees in a timely and cost-efficient manner, our operating results will suffer.

Our failure to maintain appropriate staffing levels could adversely affect our business.

We can not be certain that we will be able to hire the requisite number of experienced and skilled personnel when necessary in order to service a major contract, particularly if the market for related personnel becomes competitive. Conversely, if we maintain or increase our staffing levels in anticipation of one or more projects and the projects are delayed, reduced or terminated, we may underutilize the additional personnel, which would increase our general and administrative expenses, reduce our earnings and possibly harm our results of operations. If we are unable to obtain major contracts or effectively complete such contracts due to staffing deficiencies, our revenues may decline and our business may be harmed.

Government regulations of the telecommunications industry may adversely affect our business.

The wireless networks that we design, deploy and manage are subject to various FCC regulations in the United States and other international regulations. These regulations require that these networks meet certain radio frequency emission standards, not cause unallowable interference to other services, and in some cases accept interference from other services. These networks are also subject to government regulations and requirements of local standards bodies outside the United States, where we are less prominent than local competitors and have less opportunity to participate in the establishment of regulatory and standards policies. We are also subject to state and federal health, safety and environmental regulations, as well as regulations related to the handling of and access to classified information. Changes in the regulation of our activities, including changes in the allocation of available spectrum by the United States government and other governments or exclusion of our technology by a standards body, could have a harmful effect on our business, operating results, liquidity and financial position. Additionally, because we conduct business throughout the United States, many of our activities are subject to different state and local regulatory schemes, including those relating to licensing, taxes and employment matters, with which we are required to comply.

Government regulations could restrict our ability to ability to hire employees or to utilize employees effectively.

As of December 31, 2003, approximately 150 or 11% of our employees in the United States were working under H-1B visas. H-1B visas are a special class of nonimmigrant working visas for qualified aliens working in specialty occupations, including, for example, radio frequency engineers. The H-1B program refers to a provision of the United States Immigration and Nationality Act that allows highly skilled foreigners to work in the United States for as long as six years. Current law limits the number of foreign workers who may be issued a visa or otherwise be provided H-1B status to 195,000 through 2003. Absent other congressional action, the cap will return to 65,000 in 2004. In addition, because we are an “H-1B dependent employer” under the Department of Labor regulations, we could face enhanced compliance requirements and penalties.

Immigration policies are subject to rapid change, and these policies have become more stringent since the terrorist attacks on September 11, 2001. Any additional significant changes in immigration law or regulations may further restrict our ability to continue to employ or to hire new workers on H-1B visas and otherwise restrict our ability to utilize our existing employees as we see fit, and, therefore, could harm our business.

International uncertainties and fluctuations in the value of foreign currencies could harm our profitability.

We currently have international operations, including offices in Brazil, China, Mexico, United Kingdom, Sweden and Turkey. For the year ended December 31, 2003, international operations accounted for approximately 20% of our total revenues. Our international business operations are subject to a number of material risks, including, but not limited to:

•	difficulties in building and managing foreign operations;

•	regulatory uncertainties in foreign countries, including changing regulations and delays in licensing carriers to build out their networks in various locations;

•	difficulties in enforcing agreements and collecting receivables through foreign legal systems and addressing other legal issues;

•	longer payment cycles;

•	foreign and U.S. taxation issues;

•	potential weaknesses in foreign economies, particularly in Europe, South America and Mexico;

•	fluctuations in the value of foreign currencies;

•	general economic and political conditions in the markets in which we operate; and

•	unexpected domestic and international regulatory, economic or political changes.

Our significant international subsidiaries (i.e., in Brazil, Mexico, Sweden and United Kingdom) procure certain transactions that are denominated in U.S. dollars. Downward fluctuations in the value of foreign currencies, compared to the U.S. dollar, may make our services more expensive than local service offerings in international locations. This would make our service offerings less price competitive than local service offerings, which could harm our business. To date, our experience with this foreign currency risk has predominately related to the Brazilian Real and Mexican Peso. In addition, we also conduct business in British Pound Sterling, Chinese Renminbi, Euro, Swedish Krona and Turkish Lira. We do not currently engage in currency hedging activities to limit the risks of currency fluctuations. Therefore, fluctuations in foreign currencies could have a negative impact on the profitability of our global operations, which would harm our financial results.

Future changes in financial accounting standards may cause adverse unexpected revenue fluctuations and affect our reported results of operations.

A change in accounting standards could have a significant effect on our reported results and may even affect our reporting of transactions completed before the change is effective. The Financial Accounting Standards Board has announced its intention to require that companies record compensation expense in the statement of operations for employee stock options using the fair value method. Implementation of this requirement could have a significant negative effect on our reported results or impair our ability to use equity compensation to attract and retain skilled personnel. New pronouncements and varying interpretations of pronouncements have occurred and may occur in the future. Changes to existing rules or the questioning of current practices may adversely affect our reported financial results or the way we conduct our business.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, newly enacted SEC regulations and Nasdaq Stock Market rules, are creating uncertainty for companies such as ours. We are committed to maintaining high standards of internal controls over financial reporting, corporate governance and public disclosure. As a result, we intend to invest appropriate resources to comply with evolving standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

A few individuals own a significant percentage of our stock.

As of December 31, 2003, our executive officers and directors and their affiliates beneficially owned, in the aggregate, approximately 31% of our outstanding common stock, after giving effect to the conversion of Series B Convertible Preferred Stock. In particular, our current Chairman and Chief Executive Officer, Masood K. Tayebi, beneficially owned, approximately 10% of our outstanding common stock. The remaining 21% is beneficially owned by certain of our other officers and directors and their affiliates. In addition, other members of the Tayebi family owned, incrementally and in the aggregate, approximately 16% of our outstanding common stock. As a result, the executive officers, directors and their affiliates are able to collectively exercise control over matters requiring stockholder approval, such as the election of directors and the approval of significant corporate transactions. These types of transactions include transactions involving an actual or potential change in control or other transactions that the non-controlling stockholders may deem to be in their best interests and in which such stockholders could receive a premium for their shares.

We may need additional capital in the future to fund the growth of our business, and financing may not be available.

We currently anticipate that our available capital resources and operating income will be sufficient to meet our expected working capital and capital expenditure requirements for at least the next 12 months. However, we cannot assure you that such resources will be sufficient to fund the long-term growth of our business. In particular, we may experience a negative operating cash flow due to billing milestones and project timelines in certain of our contracts. We may raise additional funds through public or private debt or equity financings if such financings become available on favorable terms. We also recently filed a universal shelf registration statement on Form S-3. Once declared effective by the SEC, we may sell, in one or more public offerings, shares of newly issued common stock or preferred stock, warrants or debt securities, or any combination of such securities, for proceeds in an aggregate amount of up to $200 million. Such financing or offerings would likely dilute our stockholders. In addition, we cannot assure you that any additional financing we may need will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to take advantage of unanticipated opportunities, develop new products or otherwise respond to competitive pressures. In any such case, our business, operating results or financial condition could be materially adversely affected.

Litigation may harm our business or otherwise distract our management.

Substantial, complex or extended litigation could cause us to incur large expenditures and distract our management. For example, lawsuits by employees, stockholders or customers could be very costly and substantially disrupt our business. Disputes from time to time with such companies or individuals are not uncommon, and we cannot assure you that that we will always be able to resolve such disputes or on terms favorable to us.

Disclosure of trade secrets could aid our competitors.

We attempt to protect our trade secrets by entering into confidentiality agreements with third parties, our employees and consultants. However, these agreements can be breached and, if they are, there may not be an adequate remedy available to us. If our trade secrets become known we may lose our competitive position.

Our stock price may be volatile, which may result in lawsuits against us and our officers and directors.

The stock market in general, and the stock prices of technology and telecommunications companies in particular, have experienced volatility that has often been unrelated to or disproportionate to the operating performance of those companies. The market price of our common stock has fluctuated in the past and is likely to fluctuate in the future. Factors which could have a significant impact on the market price of our common stock include, but are not limited to, the following:

•	quarterly variations in operating results;

•	announcements of new services by us or our competitors;

•	the gain or loss of significant customers;

•	changes in analysts’ earnings estimates;

•	rumors or dissemination of false information;

•	pricing pressures;

•	short selling of our common stock;

•	general conditions in the market;

•	political and/or military events associated with current worldwide conflicts; and

•	events affecting other companies that investors deem comparable to us.

Companies that have experienced volatility in the market price of their stock have frequently been the object of securities class action litigation. Such litigation could result in substantial costs to us and a diversion of our management’s attention and resources.

Our charter documents and Delaware law may deter potential acquirers and may depress our stock price.

Certain provisions of our charter documents and Delaware law, as well as certain agreements we have with our executives, could make it substantially more difficult for a third party to acquire control of us. These provisions include:

•	authorizing the board of directors to issue preferred stock;

•	prohibiting cumulative voting in the election of directors;

•	prohibiting stockholder action by written consent;

•	establishing advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted on by stockholders at meetings of our stockholders;

•	Section 203 of the Delaware General Corporation Law, which prohibits us from engaging in a business combination with an interested stockholder unless specific conditions are met; and

•	a number of our executives have agreements with us that entitle them to payments in certain circumstances following a change in control.

These provisions may discourage certain types of transactions involving an actual or potential change in control and may limit our stockholders’ ability to approve transactions that they deem to be in their best interests. As a result, these provisions may depress our stock price.

OUR COMPANY

We are an independent provider of outsourced communications and security systems engineering and integration services and other technical services for the wireless communications industry, the U.S. government, and enterprise customers. We were incorporated in the state of New York on December 19, 1994 and began operations in March 1995. We reincorporated in the state of Delaware in 1998. We consummated our initial public offering on November 5, 1999.

The principal services we provide include, but are not limited to, the design, deployment, integration, and the overall management of communications and security networks. Our work for the wireless communications industry primarily involves radio frequency engineering, site development, project management and the installation of radio equipment networks. We also provide network management services, which involve day-to-day optimization and maintenance of wireless networks. As part of our strategy, we are technology and vendor independent. We believe that this aligns our goals with those of our customers and enables us to objectively evaluate and recommend specific products or technologies. We provide network design and deployment services to wireless carriers including, but not limited to, (in alphabetical order) AT&T Wireless, Cingular, Sprint, T-Mobile, Telcel, Telefonica, Verizon and Vodaphone and equipment vendors such as Ericsson, Nortel and Siemens. We have internally developed a methodology of planning and deploying wireless networks that allows us to deliver reliable and scalable network solutions, primarily on a fixed-price, time-certain basis. We believe this enables our customers to improve their ability to forecast the costs and timing of network deployment and management and increase their focus on internal core competencies while relying on us for planning, designing, deploying and managing their networks. Our work for the federal government primarily involves systems engineering, systems integration, and the outsourcing of technical services such as operational test and evaluation and program management. We also provide services in the areas of mission assurance, product and process validation and verification, and software and applications development. Our work for enterprise customers primarily involves the design, deployment, and integration of security and other in-building systems including access control and intrusion detection and is focused on opportunities to integrate wireless technology into enterprise networks, especially physical and electronic security systems, and voice and data networks.

Our principal executive offices are located at 4810 Eastgate Mall, San Diego, California 92121. Our telephone number is (858) 228-2000.

USE OF PROCEEDS

We will receive no proceeds from the offering of the shares other than the value of the assets and securities acquired by us in the acquisitions and any proceeds we may receive upon the exercise of options, warrants, convertible securities or other similar securities assumed or issued by us from time to time in connection with such acquisitions.

SELLING STOCKHOLDERS

We may permit individuals or entities who have received or will receive the shares covered hereby to use this prospectus to cover the resale of such shares. The selling stockholders may act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell the shares being offered hereby: (i) on the Nasdaq National Market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price; or (ii) in private sales at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The selling stockholders and any underwriter, dealer or agent who participate in the distribution of the shares may be deemed to be “underwriters” under the Securities Act, and any discount, commission or concession received by such persons might be deemed to be an underwriting discount or commission under the Securities Act. We may agree to indemnify the selling stockholders against certain liabilities arising under the Securities Act.

Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholders (and, if acting as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees may be paid by the selling stockholders. Broker-dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or by a combination of such methods of sale or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above.

The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act if any such broker-dealers purchase the shares as principal.

In order to comply with the securities laws of certain states, if applicable, our common stock may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, our common stock may not be sold unless the shares have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

LEGAL MATTERS

The validity of the securities to be offered by this prospectus will be passed upon for us by Gray Cary Ware & Freidenrich LLP, San Diego, California.

EXPERTS

The consolidated financial statements of WFI as of December 31, 2003 and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of High Technology Solutions, Inc. as of and for the year ended August 29, 2003, appearing in WFI’s Current Report on Form 8-K/A filed on March 19, 2004, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report therein and incorporated by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file proxy statements and annual, quarterly and special reports and other information with the SEC. You can inspect and copy the registration statement as well as the reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. You can call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. We are also required to file electronic versions of these documents with the SEC, which may be accessed from the SEC’s Internet site at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC requires us to “incorporate by reference” certain of our publicly-filed documents into this prospectus, which means that information included in those documents is considered part of this prospectus. Information that we file with the SEC after the effective date of this prospectus will automatically update and supersede this information, as well as the other information contained in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or until we terminate the effectiveness of this registration statement.

The following documents filed with the SEC are incorporated by reference in this prospectus:

1.	Our Annual Report on Form 10-K for the year ended December 26, 2003 (including information specifically incorporated by reference into our Form 10-K from our Proxy Statement for the 2004 annual meeting of our stockholders).

2.	Our Current Report on Form 8-K filed on January 16, 2004 and our Current Report on Form 8-K/A filed on March 19, 2004.

3.	The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on September 3, 1999.

4.	All of the filings pursuant to the Securities Exchange Act that we may make after the date hereof and prior to the termination of the offering contemplated by this prospectus.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents. You should direct any requests for documents to Martha Lessa, 4810 Eastgate Mall, San Diego, CA 92121, telephone: (858) 228-2000.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation’s board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. The registrant’s bylaws provides for indemnification of its directors, officers, employees and agents to the maximum extent permitted by the Delaware General Corporation Law. The registrant’s amended and restated certificate of incorporation provides that the liability of its directors for monetary damages shall be eliminated to the fullest extent under applicable law. The registrant has entered into indemnification agreements with its officers and directors. The registrant maintains directors and officers liability insurance.

Item 21. Exhibits

Exhibit Number	Exhibit Description

5.1	Opinion of Gray Cary Ware & Freidenrich LLP(1)

23.1	Consent of KPMG LLP

23.2	Consent of Ernst & Young LLP, Independent Auditors

23.3	Consent of Gray Cary Ware & Freidenrich LLP (included in Exhibit 5.1)

(1)	Previously filed with the SEC as an exhibit to this Registration Statement on Form S-4 (333-112957).

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(f) That, every prospectus (i) that is filed pursuant to paragraph (e) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(h) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(i) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, California, on March 19, 2004.

WIRELESS FACILITIES, INC.

/s/ DAN STOKELY
Dan Stokely Interim Chief Financial Officer, Vice President and Corporate Controller

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MASOOD K. TAYEBI, PH.D.* Masood K. Tayebi, Ph.D.	Chairman and Chief Executive Officer (Principal Executive Officer)	March 19, 2004

/s/ DAN STOKELY Dan Stokely	Interim Chief Financial Officer, Vice President and Corporate Controller (Principal Financial Officer and Principal Accounting Officer)	March 19, 2004

/S/ ERIC DEMARCO* Eric DeMarco	President and Chief Operating Officer	March 19, 2004

/s/ SCOTT ANDERSON* Scott Anderson	Director	March 19, 2004

/s/ BANDEL CARANO* Bandel Carano	Director	March 19, 2004

/s/ WILLIAM HOGLUND* William Hoglund	Director	March 19, 2004

Scot Jarvis	Director

William Arthur Owens	Director

*By: /s/ Dan Stokely Dan Stokely, attorney-in-fact	March 19, 2004

EXHIBIT INDEX

Exhibit Number	Exhibit Description

5.1	Opinion of Gray Cary Ware & Freidenrich LLP(1)

23.1	Consent of KPMG LLP

23.2	Consent of Ernst & Young LLP, Independent Auditors

23.3	Consent of Gray Cary Ware & Freidenrich LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page)

(1)	Previously filed with the SEC as an exhibit to this Registration Statement on Form S-4 (333-112957).